Exhibit 4.2

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND THIS NOTE, THE SECURITIES AND ANY INTEREST THEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS, WHICH, IN THE OPINION OF COUNSEL FOR THE HOLDER, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO COUNSEL FOR THIS COMPANY, IS AVAILABLE.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $100,000	Effective Date: July 19, 2022 (“Effective Date”)

FOR VALUE RECEIVED, Immune Therapeutics, Inc., a Florida corporation, its successors and assigns (hereinafter referred to as “Borrower”), promises to pay to the order of Kevin Phelps, who resides at                                                 his successors and assigns (hereinafter referred to as “Holder”), the principal sum of one hundred thousand and zero/100 dollars ($100,000.00) in lawful money of the United States of America, with interest thereon to be computed on the unpaid principal balance from time to time outstanding at the Applicable Interest Rate (hereinafter defined) (all duties and obligations of Borrower pursuant to this Note are hereinafter referred to as “Debt”).

For clarity and context, Borrower and Holder agree that this Note is being issued as part of that certain Separation Agreement & Release entered into between the Borrower and the Holder in connection with the latter’s resignation of his employment from the Borrower.

1. PAYMENT

Borrower shall make payments due under this Promissory Note (“Note”) to Holder at the above captioned address, or such other address as Holder shall designate in writing. Payments will be applied first to accrued interest, then unpaid fees, and then principal. All amounts due under this Note shall be payable without setoff, counterclaim, or any other deduction whatsoever.

2. MATURITY

All principal and accrued interest shall be due and payable no later than the date twelve (12) months from the Effective Date of this Note (the “Maturity Date”). Notwithstanding the foregoing, Borrower shall have the option to extend the Maturity Date by six (6) months on written notice to Holder prior to the expiration of the initial twelve (12) month term.

3. PREPAYMENT

This Note may be prepaid in whole or in part at any time without premium or penalty.

4. INTEREST

The term “Applicable Interest Rate” means a rate of six percent (6.00%) per annum simple interest. Interest shall be payable monthly on the Maturity Date. Interest on the principal sum of this Note shall be calculated on the basis of a three hundred sixty (360) day year with equal months and paid for the actual number of days elapsed.

5. CONVERSION

(a) The Debt may be converted upon written notice by Holder to Borrower into shares of Common Stock, par value $0.0001, of the Borrower (the “Common Shares”). Promptly following such notice, Borrower shall issue a number of Common Shares to Holder equal to (i) the principal amount of this Note divided by (ii) $0.05 the (“Conversion Price”), subject to equitable adjustments for stock splits, stock combinations, recapitalizations, or similar transactions (the “Conversion Shares”). The number of shares of Conversion Shares issuable upon conversion is equal to the quotient of the amount to be converted divided by the Conversion Price. The Holder may make such election by notifying the Borrower of the same in writing. The date of such notice shall be the conversion date. Upon issuance of the Conversion Shares, the Debt shall be deemed paid in full and this Note shall be terminated.

(b) Holder covenants and agrees that Holder shall not directly or indirectly assign, sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of, or transfer, or agree to engage in any of the foregoing transactions with respect to, any Conversion Shares, or engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Conversion Shares, without the prior written consent of the Borrower, as the case may be, from the date of the execution of this Note to the one (1)-year anniversary of the date of issuance of the Conversion Shares, except that, from and after the date of the conversion of this Note, no more than 5% of the Conversion Shares during each calendar quarter, during three out of four quarters, during the 18-month period following the date of this Note.

(c) In connection with any conversion of this Note into capital stock, the Holder shall surrender this Note to the Borrower and deliver to the Borrower any documentation reasonably required by the Borrower. On the conversion date, the Debt, including all outstanding principal amount of and all accrued but unpaid interest on this Note through the date of conversion, shall be converted without any further action by the Holder and whether or not the Note is surrendered to the Borrower. The Borrower shall not be required to issue or deliver the capital stock into which this Note may convert until the Holder has surrendered this Note to the Borrower and delivered to the Borrower any such documentation. The Borrower shall be obligated to issue and deliver to the Holder certificates representing the Conversion Shares unless the Borrower’s securities are generally in uncertificated form. Upon the conversion of this Note into capital stock pursuant to the terms hereof, in lieu of any fractional shares to which the Holder would otherwise be entitled, the Borrower shall pay the Holder cash equal to such fraction multiplied by the price at which this Note converts.

(d) Notice to convert shares must be submitted in writing to the Borrower by 11:59 P.M. U.S. Eastern Time, Friday, July 22, 2022 (“Conversion Deadline”). The Note will not be convertible after the Conversion Deadline.

6. DEFAULT AND ACCELERATION

A breach under this Note that has not been cured within ten (10) business days following written notice from Holder shall constitute an “Event of Default.” So long as an Event of Default exists, Holder may, at its option, without notice or demand to Borrower, declare the Debt immediately due and payable. All remedies hereunder and at law or in equity shall be cumulative. In the event that it should become necessary to employ counsel to collect the Debt or to protect or foreclose the security for the Debt or to defend against any claims asserted by Borrower under this Note, Borrower also agrees to pay to Holder all costs of collection or defense incurred by Holder, including reasonable attorneys’ fees for the services of counsel whether or not suit be brought. During the occurrence of an Event of Default, Borrower shall pay interest on the entire unpaid principal sum at the rate equal to six percent (6.00%).

7. SAVINGS CLAUSE

This Note is subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance due hereunder at a rate which could subject Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Holder for the use, forbearance, or detention of the Debt, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of this Note until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained herein, it is not the intention of Holder to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

8. NOTICES

Any notice or communication required or permitted hereunder shall be made in writing and given by facsimile, certified mail, hand delivery or overnight mail to the address provided herein, unless an alternative address is provided in writing. Each party may change the address or addressee to receive notice from time to time by giving notice in the foregoing manner. The person entitled to notice may waive any notice required under this Agreement in writing. Simultaneous email verification of any notice issued under this Section is requested, but not required. Notices may be given on behalf of a party as set forth below:

If to Borrower:	Immune Therapeutics, Inc.

2431 Aloma Ave, Suite 124 Winter Park, FL 32792

If to Holder, then to the address listed in the introductory paragraph.

9. WAIVER

Borrower and any endorsers, sureties or guarantors hereof jointly and severally waive presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest and notice of protest and non-payment, all applicable exemption rights, valuation and appraisement, notice of demand, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note and the bringing of suit and diligence in taking any action to collect any sums owing hereunder.

10. TRANSFER

Holder shall have the right at any time or from time to time to sell or assign this Note and the loan evidenced by this Note. Holder shall notify Borrower in writing of any such sale or assignment. Borrower shall execute, acknowledge, and deliver any and all instruments requested by Holder to satisfy such purchasers or participants that the unpaid indebtedness evidenced by this Note is outstanding upon the terms and provisions set out in this Note. To the extent, if any, specified in such assignment or participation, such assignee(s) or participant(s) shall have the rights and benefits with respect to this Note as such assignee(s) or participant(s) would have if they were the Holder hereunder. Borrower may not assign its obligations under this Note without the prior written consent of Holder.

11. APPLICABLE LAW; ARBITRATION; WAIVER OF JURY TRIAL

(a) This Note shall be governed by and construed in accordance with the laws of the state of Florida (without regard to any conflict of laws or principles) and the applicable laws of the United States of America.

(b) ARBITRATION. THE PARTIES AGREE THAT THE EXCLUSIVE FORUM FOR RESOLVING ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS NOTE, ITS INTERPRETATION, OR ITS BREACH SHALL BE BINDING ARBITRATION IN ORANGE COUNTY, FLORIDA BEFORE THE JUDICIAL ARBITRATION & MEDIATION SERVICES, INC. (“JAMS”), PURSUANT TO ITS COMPREHENSIVE ARBITRATION RULES & PROCEDURES (“JAMS RULES”). IN ANY ARBITRATION TO RESOLVE ANY SUCH DISPUTE, THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF, AND THE ARBITRATOR SHALL ADMINISTER AND CONDUCT THE ARBITRATION IN ACCORDANCE WITH FLORIDA LAW AND SHALL APPLY SUBSTANTIVE AND PROCEDURAL FLORIDA LAW TO ANY SUCH DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH FLORIDA LAW, FLORIDA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION, SUBJECT TO A PARTY’S RIGHT, IF ANY, UNDER FLORIDA STATUTES § 682.10, § 682.13, OR § 682.14 OR 9 U.S.C. § 10 OR § 11 TO PETITION A COURT TO CLARIFY, VACATE, MODIFY, OR CORRECT THE AWARD. THE PARTIES AGREE THAT THE PREVAILING PARTY IN SUCH ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM ARISING OUT OF THE TERMS OF THIS THIS NOTE, ITS INTERPRETATION, OR ITS BREACH TO BE RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THE NOTE.

12. NO ORAL CHANGE AND ELECTRONIC SIGNATURES & DELIVERY

The provisions of this Note may be amended or revised only by an instrument in writing signed by the Borrower and Holder. This Note embodies the final, entire agreement of Borrower and Holder and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and it and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of Borrower and Holder. There are no oral agreements between Borrower and Holder relating to the subject matter hereof. The parties expressly agree that this Note may be executed in any number of counterparts, including standard electronic counterparts with standard electronic signatures (such as utilizing DocuSign or AdobeSign), each of which shall be an original and all of which together shall be one document binding on all the parties even though each party may have signed different counterparts.

13. COMPLIANCE WITH SECURITIES LAWS

The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell, or otherwise dispose of this Note in violation of securities laws. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

Executed as of the Effective Date.	[signatures immediately follow]

BORROWER:

Immune Therapeutics, Inc.

By:	/s/ Stephen Wilson
Name:	Stephen Wilson
Title:	P/CEO
Date signed: 7/19/2022

Accepted and agreed:

HOLDER

Kevin Phelps

Signed:	/s/ Kevin Phelps

Date signed: 7/19/2022